Exhibit 3.1(b)

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

TYPE OR PRINT CLEARLY IN BLACK INK

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

1.                                       The name of the corporation is Coastal Carolina Bancshares, Inc.

2.                                       Date of incorporation February 28, 2008

3.                                       Agent’s name and address Michael D. Owens; 2305 N. Oak Street; Myrtle Beach, SC 29577

4.                                       On March 26, 2008, the corporation adopted the following amendments of its articles of incorporation:

A.                                   Section G of Article 5 is amended to read as follows:

“G.	Control Share Acquisitions. Article 1 of Chapter 2 of Title 35 of the 1976 Code of Laws of South Carolina, as amended, does not apply to control share acquisitions of shares of the corporation.”

B.                                     Section H of Article 5 is amended to read as follows:

“H.	Business Combinations. The corporation expressly elects not to be governed by Article 2 of Chapter 2 of Title 35 of the 1976 Code of Laws of South Carolina, as amended.”

5.                                       The manner, if not set forth in the amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows:

Not applicable

6.                                       Complete either “a” or “b”, whichever is applicable.

a.               ☐            Amendment adopted by shareholder action.

At the date of adoption of the amendments, the number of outstanding shares of each voting group entitled to vote separately on the amendments, and the vote of such shares, was:

	Number of	Number of	Number of Votes	Number of Undisputed*
Voting	Outstanding	Votes Entitled	Represented at	Shares
Group	Shares	to be Cast	the Meeting	For	or	Against

*NOTE: Pursuant to Section 33-10-106(6)(i) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.              ☒          The amendments were duly adopted by the incorporators or board of directors without shareholder approval pursuant to Section 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required.

7.                                       Unless a delayed date is specified, the effective date of these articles of amendment shall be the date of acceptance for filing by the Secretary of State (see Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended) Effective upon filing

Date:	March 26, 2008	Coastal Carolina Bancshares, Inc.
Name of Corporation

s/ Michael D. Owens, Pres. & CEO
Signature

Michael D. Owens, President and
Chief Executive Officer
Type or Print Name and Office

FILING INSTRUCTIONS

1.               Two copies of this form, the original and either a duplicate original or a conformed copy must be filed.

2.               If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.               Filing fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$10.00
Filing tax	100.00
Total	$110.00

Return to:	Secretary of State
P.O. Box 11350
Columbia, SC 29211